Exhibit 24(b)(8.168)

FIFTH AMENDMENT TO THE PARTICIPATNON AGREEMENT

Reference is made to the Participation Agreement dated September 15, 2000 (together with all amendments thereof and supplement and exhibits thereto, the “Agreement”) by and among Voya Retirement Insurance and Annuity Company (f/k/a ING Life Insurance and Annuity Company) (“Voya Retirement” or “Service Provider”), MFS Fund Distributors, Inc. (“MFD”), and MFS Service Center, Inc. (“MFSC”), (collectively, “MFS”).  The separate accounts identified on Schedule A are individually and collectively referred to herein as the “Account(s).  Terms not otherwise defined herein have the definitions ascribed to them in the Agreement.  Except as expressly amended hereby, the Agreement shall continue in full force and effect and unamended.  This Amendment to the Agreement (the “Amendment”) shall take effect as of December 1, 2017.

                WHEREAS, the parties desire to add Voya Financial Partners, LLC (“Voya Financial”, a broker-dealer duly registered and in good standing with the SEC and FINRA, as a party to the Agreement;

                WHEREAS, the parties desire to amend the Agreement to clarify the respective payment responsibilities of MFD and MFSC, and to make certain other changes.

                NOW, THEREFORE, in consideration of their mutual promises, the Company, MFD and MFSC hereby agree as follows:

1.       Voya Financial Partners, LLC is hereby added as party to the Agreement and all references to “Voya “Financial” or “Service Provider” shall now include, in the collective context, Voya Financial Partners, LLC.

2.       Section 4.1 is deleted in its entirety and, solely to preserve the numbering sequence of the Agreement, the heading “Reserved” is inserted in its place.

3.       Section 5.1 of the Agreement/ Section 8(a) of the First Amendment is restated in its entirety as follows:

5.1          As consideration for the provision of the services provided by the Service Provider pursuant to this Agreement as set forth in Schedule A, MFD and MFSC, severally and not jointly, each agrees to pay the Service Provider the fees described in Schedule B (collectively, the “Fees”). The Service Provider acknowledges and agrees that that such Fees are paid only for the provision of shareholder and administrative services, and are not intended to constitute payments in any manner for investment advisory, distribution services or any activity that is primarily intended to result in the sale of Fund shares.

4.       Schedule A is restated in its entirety as attached hereto.

5.       Schedule B is restated in its entirety as attached hereto.

6.       All other provisions of the Agreement remain in full force and effect.

                IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY	MFS FUND DISTRIBUTORS, INC.

By:	/s/Elizabeth Schroeder	By:	/s/Carol Geremia
Name:	Elizabeth Schroeder	Name:	Carol W. Geremia
Title:	Vice President	Title:	Authorized Signer

VOYA FINANCIAL PARTNERS, LLC	MFS SERVICE CENTER, INC.

By:	/s/Elizabeth Schroeder	By:	/s/Margarheeta Wise
Name:	Elizabeth Schroeder	Name:	Margarheeta Wise
Title:	Vice President	Title:	President

Schedule A

The Services

(a)       Voya Retirement shall be responsible for performing certain recordkeeping and administrative services (collectively, “Sub-TA Services”) with respect to the Customers, which shall include without limitation:

-       Providing subaccounting services and maintaining accurate subaccounting records regarding shares beneficially owned by Customers;

-       Calculating daily valuation of Participant account value;

-       Providing a fund scorecard to help assess performance of the Funds;

-       Furnishing (either separately or on an integrated basis with other reports sent to a Customer by Voya Retirement or Voya Institutional) statements and confirmations of all purchases and redemption requests as may be required by agreement between the Voya Retirement and the Customers;

-       Providing tax reporting;

-       Providing and maintaining elective services for Customers such as check writing and wire transfer services;

-       Processing Customer purchase and redemption requests that affect allocations to the Funds and placing purchase and redemption instructions with the Funds’ transfer agent, including any designee thereof, (“Transfer Agent”) in the manner described in Article 1 hereof;

-       Processing dividend and distribution payments from the Fund on behalf of Customers;

-       Monitoring Customers for compliance with the applicable frequent trading policy;

-       Cooperating with the other parties to the Agreement to facilitate implementation of each other’s anti-money laundering program;

-       Providing such other related recordkeeping and administrative services upon which the Funds and Voya Retirement may mutually agree.

(b)       Voya Retirement and/or Voya Financial shall be responsible for performing certain shareholder services (“Shareholder Services”) with respect to Customers, which shall include without limitation:

-       Answering questions and handling correspondence from Customers about their accounts and the Funds;

-       Assisting Customers in designating and changing dividend options, account designations and addresses;

-       Maintaining participant account records that reflect allocations to the Funds;

-       Establishing and maintaining accounts and records relating to Customers;

-       Facilitating the tabulation of votes in the event of a meeting of shareholders;

-       Transmitting proxy statements and other proxy solicitation materials, annual and semi-annual reports, the Funds’ then current prospectuses and/or summary prospectuses (in each case, the

        “Prospectus”) and other communications from the Funds to Customers as may be required by all applicable federal and state laws, rules, and regulations, including the rules of a self-regulatory organization (“Applicable Law”) and by agreement between the Voya Retirement or Voya Institutional and the Customers;

-       Receiving Customer purchase and redemption requests for shares that reflect allocations to the Funds; and

-       Providing such other related shareholder services upon which the Distributor and Voya Retirement and/or Voya Financial may mutually agree.

(c)       Voya Retirement and/or Voya Financial shall each provide all personnel, facilities and equipment reasonably necessary in order for it to perform the functions described in this section with respect to Customers.  Voya Retirement and/or Voya Financial shall exercise reasonable care in performing all such services.

SCHEDULE B

SEPARATE ACCOUNTS AND FUNDS AND SHARE CLASSES SUBJECT TO THIS
AGREEMENT

The Service Provider represents that it has established Variable Annuity Accounts B, C, F and I and Separate Account D.

The Fees

The Fees payable for each Account shall be calculated and paid on a quarterly basis, in an amount equal to the average net asset value of Shares of the Funds held by such Account during the quarter, multiplied by the applicable per annum rate indicated below, multiplied by a fraction, the numerator of which is the number of days in the quarter and the denominator of which is 365.

To the extent Service Provider provides shareholder services to Plans that hold shares in Funds and Share Classes for which the Fund have adopted Rule 12b-1 Plan(s), MFD will pay Service Provider an annual shareholder servicing fee upon the terms and conditions set forth in the applicable 12b-1 Plan(s) and in the then-current prospectuses of such Funds PROVIDED THAT MFD shall be obligated to pay this fee solely to the extent it has received payment from the relevant Funds.  Service Provider acknowledges and agrees that if it fails to notify MFD in writing within 90 days after the end of the calendar quarter that it either has not received a payment owed to it under this Agreement or if it disputes the calculation of the amount paid for such quarter, then Company waives any and all rights to received such payment from MFD.

As of the effective date of this amendment, the per annum fees payable pursuant to the applicable 12b-1 Plans for Funds held by Service Provider shareholders as of such date are as follows:

Class A Shares[1]	x.xx%
Class R2 Shares[1]	x.xx%
Class R3 Shares[1]	x.xx%

In addition to the 12b-1 shareholder servicing fees referenced above, MFS shall pay a Fee on the average daily net asset value of all Plan assets invested in the Funds (including assets invested through reinvestment of dividends and distribution)1 as follows:

                FOR CLASS A SHARES-Additional Fee

Fee Payable by MFSC per annum	x.xx%
Fee Payable by MFD per annum	x.xx%

_______________________

1 For the avoidance of doubt, any payments for distribution services are made under and pursuant to the Dealer Agreement between MFD and Voya Financial, as may be in effect from time to time.

FOR CLASS R SHARES

Company shall be entitled to receive the Fee specified in the table below.  Company shall be entitled to receive Fees for the Class R Shares only to the extent such Fees are received by MFS from the Funds.  No fee shall be payable on Class R6.

	R1 Class	R2 Class	R3 Class	R4 Class	R6 Class
Fee Payable by MFSC per annum	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%
Fee Payable by MFD per annum	x.xx%	x.xx%	x.xx%	x.xx%	x.xx%

FOR CLASS I SHARES

MFSC shall pay a Fee of x.xx% of the average daily net asset value of all Plan assets invested in the Funds (including assets invested through reinvestment of dividends and distributions).

FOR MFS INSTITUTIONAL INTERNATIONAL EQUITY FUND

Service Provider shall be entitled to purchase Shares of MFS Institutional International Equity Fund (“IIE”) in accordance with the terms and conditions of its prospectus; provided, however, that Service Provider shall not be entitled to receive any Fees for assets invested in MFS Institutional International Equity Fund.